The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any state where such offer or sale is not permitted.

Subject to Completion. Dated October 23, 2026

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-298611

The Bank of Nova Scotia

$ Autocallable Barrier Review Notes

Linked to the Least Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index due November 12, 2032

General

Any capitalized terms used but not defined in the following bullets have the meaning set forth under “Summary” in this pricing supplement.

￭The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments on the Notes are subject to the credit risk of the Bank

￭If the Closing Value of each of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index (each, a “Reference Asset” and together, the “Reference Assets”) on any Observation Date, including the final Observation Date (which is also the “Final Valuation Date”), is equal to or greater than its Call Value, the Notes will be automatically called on the related Call Payment Date for the applicable Call Payment Amount. No further amounts will be owed on the Notes following an automatic call.

￭The Call Value for each Reference Asset is initially equal to 95.00% of its Initial Value and decreases beginning on the 6th Observation Date (as specified herein)

￭The Call Payment Amounts are based on a rate of return of 10.05% per annum (the “Call Return Rate”) and increase as of each Observation Date to reflect such rate of return

￭If the Notes are not automatically called at or prior to maturity and the Final Value of each Reference Asset is equal to or greater than 75.00% of its Initial Value (each, its “Barrier Value”), you will receive the Principal Amount

￭If the Notes are not automatically called at or prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will be fully exposed to the negative performance of the Reference Asset with the lowest percentage change from its Initial Value to its Final Value (the “Least Performing Reference Asset”) and may lose up to 100% of the Principal Amount

￭The Notes do not bear interest or pay any coupons prior to maturity

￭The Trade Date is expected to be November 6, 2026 and the Notes are expected to settle on November 16, 2026 and will have a term of approximately 6 years if not automatically called prior to maturity

￭Minimum investment of $1,000 and integral multiples of $1,000 in excess thereof

￭CUSIP / ISIN: 06419TQ35 / US06419TQ358

￭See “Summary” beginning on page P-3 herein for additional information

All payments on the Notes will be made in cash. Any payment on your Notes is subject to the creditworthiness of the Bank.

Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-12 herein and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your Notes at the time the terms of your Notes are set on the Trade Date is expected to be between $942.87 and $972.87 per $1,000 Principal Amount, which will be less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks – Risks Relating to Estimated Value and Liquidity” beginning on page P-14 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price	100.00%	$
Underwriting commissions(1)	0.00%	$
Proceeds to The Bank of Nova Scotia	100.00%	$

(1)Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes from us at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to other registered broker-dealers at the Principal Amount. The Bank may also periodically pay any such third-party dealer a structuring fee of up to $6.50 per Note with respect to some or all of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, underlier supplement, accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.

Pricing Supplement dated [•], 2026

Scotia Capital (USA) Inc.

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The Notes are derivative products based on the price return of the Least Performing Reference Asset. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in any of the Reference Assets or any of the constituent stocks of the Reference Assets (the “Reference Asset Constituent Stocks”). By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Reference Asset Constituent Stock or any rights as a holder of a Reference Asset Constituent Stock, including without limitation, any voting rights or rights to receive any dividends or other distributions.

Our affiliate, SCUSA, may use the final pricing supplement to which this preliminary pricing supplement relates in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the Notes. This range of initial estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks – Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting commissions and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes will be greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity – Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities” herein. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.

The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with SCUSA and/or other dealers participating in the offering of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.

For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.

We urge you to read the “Additional Risks” beginning on page P-12 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06419TQ35 / US06419TQ358
Type of Notes:	Autocallable Barrier Review Notes
Reference Assets:

As set forth in the following table:

Reference Asset

Bloomberg Ticker

Initial Value[1]

Barrier Value[1]

Dow Jones Industrial Average® (the “INDU”)

INDU

[•]

[•],which is equal to 75.00% of its Initial Value

Russell 2000® Index (the “RTY”)

RTY

[•]

[•],which is equal to 75.00% of its Initial Value

S&P 500® Index (the “SPX”)

SPX

[•]

[•],which is equal to 75.00% of its Initial Value

1 To be determined on the Trade Date and set forth in the final pricing supplement
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $[•] in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Trade Date:	November 6, 2026
Original Issue Date:

November 16, 2026

We expect that delivery of the Notes will be made against payment therefor on or about the fifth DTC settlement day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in five DTC settlement days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	November 8, 2032
Maturity Date:	November 12, 2032
Initial Value:	With respect to each Reference Asset, its Closing Value on the Trade Date, as set forth in the table above
Final Value:	With respect to each Reference Asset, its Closing Value on the Final Valuation Date
Automatic Call Feature:

If the Closing Value of each Reference Asset on any Observation Date (including the Final Valuation Date) is equal to or greater than its Call Value, the Notes will be automatically called on the related Call Payment Date for a cash payment per Note equal to the applicable Call Payment Amount. Following an automatic call, no further payments will be made on the Notes.

Call Return Rate:	10.05% per annum

Observation Dates; Call Payment Dates; Call Values; Call Payment Amounts:

As shown in the following table:

Observation Date

Call Payment Date

Call Value With Respect to each Reference Asset

Call Payment Amount (per Note)*

November 17, 2027

November 22, 2027

95.00% of its Initial Value

$1,100.50

May 8, 2028

May 11, 2028

95.00% of its Initial Value

$1,150.75

November 6, 2028

November 9, 2028

95.00% of its Initial Value

$1,201.00

May 7, 2029

May 10, 2029

95.00% of its Initial Value

$1,251.25

November 6, 2029

November 9, 2029

95.00% of its Initial Value

$1,301.50

May 6, 2030

May 9, 2030

85.00% of its Initial Value

$1,351.75

November 6, 2030

November 12, 2030

85.00% of its Initial Value

$1,402.00

May 6, 2031

May 9, 2031

85.00% of its Initial Value

$1,452.25

November 6, 2031

November 12, 2031

85.00% of its Initial Value

$1,502.50

May 6, 2032

May 11, 2032

85.00% of its Initial Value

$1,552.75

Final Valuation Date

Maturity Date

85.00% of its Initial Value

$1,603.00

* The actual Call Payment Amounts will be determined on the Trade Date.

Call Value:	With respect to each Reference Asset for each Observation Date, as set forth in the table above (rounded to the same number of decimal places as its Initial Value)
Barrier Value:	With respect to each Reference Asset, as set forth in the table above (rounded to the same number of decimal places as its Initial Value)
Payment at Maturity:

If the Notes are not automatically called at or prior to maturity, you will receive on the Maturity Date a cash payment per Note calculated as follows:

￭If the Final Value of each Reference Asset is equal to or greater than its Barrier Value:

$1,000

￭If the Final Value of any Reference Asset is less than its Barrier Value:

$1,000 + ($1,000 × Reference Asset Return of Least Performing Reference Asset)

If the Notes are not automatically called at or prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value. You may lose up to 100% of the Principal Amount of your Notes.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return

Closing Value:

With respect to each Reference Asset, as specified under “General Terms of the Notes — Determining the Value of the Reference Asset — Closing Value for a Reference Index” in the accompanying product supplement

Market Disruption Events and other Postponements:

The Observation Dates (including the Final Valuation Date) are subject to postponement, as described under “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement

Adjustments to the Reference Assets:

The Reference Assets and the terms of the Notes, including without limitation the Initial Values, Closing Values, Final Values, Call Values and Barrier Values of each Reference Asset are subject to adjustment, as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” in the accompanying product supplement

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product supplement

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

The dates listed above are subject to change and will be set forth in the final pricing supplement.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Additional Terms Of Your notes

You should read this pricing supplement together with the prospectus dated October 1, 2026, as supplemented by the prospectus supplement dated October 1, 2026, the underlier supplement dated October 1, 2026 and the product supplement (Market-Linked Notes, Series A) dated October 1, 2026, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048521/bns_424b2-31770.htm

Underlier Supplement dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048979/bns_424b2-31771.htm

Prospectus Supplement dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048532/bns_424b3-31769.htm

Prospectus dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000119312526410029/d175586d424b3.htm

The Bank reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, the Bank will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case the Bank may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

●You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes

●You understand and accept that you will earn a positive return on the Notes only if they are subject to an automatic call and you believe that the Closing Value of each Reference Asset will be equal to or greater than its respective Call Value on an Observation Date

●You understand and accept that any positive return on the Notes will be limited by the Call Return Rate and that you will not participate in any appreciation of any Reference Asset beyond the return represented by the applicable Call Payment Amount, which may be significant

●You understand and accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Notes are not automatically called, the Payment at Maturity will be based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset

●You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Asset Constituent Stocks

●You understand and accept that, if the Notes are not automatically called at or prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, you will lose a significant portion or all of your investment

●You understand and accept that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

●You are willing to accept the market risks associated with an investment based on the performance of the Reference Assets

●You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes

●You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes

●You believe that the Closing Value of at least one Reference Asset will be less than its Call Value on each Observation Date

●You seek participation in any positive performance of the Reference Assets

●You do not fully understand or are unwilling to accept that the Notes are not linked to a basket comprised of the Reference Assets and that, if the Notes are not automatically called, the Payment at Maturity will be based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset

●You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or distributions on the Reference Asset Constituent Stocks

●You are unwilling to accept the risk that the Notes may be automatically called prior to scheduled maturity

●You are unwilling to accept the market risks associated with an investment based on the performance of the Reference Assets

●You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market

●You are unwilling to assume the credit risk of the Bank for all payments under the Notes

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the Notes.

Hypothetical exAMPLES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Values, Call Values and Barrier Values will be determined on the Trade Date as set forth under “Summary” herein. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the Call Payment Amount or the Payment at Maturity per Note, as applicable, to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Reference Assets:	Reference Asset A, Reference Asset B and Reference Asset C
Hypothetical Initial Value of each Reference Asset:	100.00
Hypothetical Call Value of each Reference Asset:	With respect to each Observation Date, as set forth in the table below
Hypothetical Barrier Value of each Reference Asset:	75.00, which is 75.00% of its hypothetical Initial Value
Hypothetical Call Return Rate:	10.05% per annum
Hypothetical Call Values and Call Payment Amounts (as applicable to each Observation Date):

Observation Date

Call Value With Respect to Each Reference Asset

Call Payment Amount

First Observation Date:

95.00% of its Initial Value

$1,100.50

Second Observation Date:

95.00% of its Initial Value

$1,150.75

Third Observation Date:

95.00% of its Initial Value

$1,201.00

Fourth Observation Date:

95.00% of its Initial Value

$1,251.25

Fifth Observation Date:

95.00% of its Initial Value

$1,301.50

Sixth Observation Date:

85.00% of its Initial Value

$1,351.75

Seventh Observation Date:

85.00% of its Initial Value

$1,402.00

Eighth Observation Date:

85.00% of its Initial Value

$1,452.25

Ninth Observation Date:

85.00% of its Initial Value

$1,502.50

Tenth Observation Date:

85.00% of its Initial Value

$1,552.75

Final Valuation Date:

85.00% of its Initial Value

$1,603.00

	Notes are Automatically Called
	Example 1			Example 2			Example 3
	Reference Asset A	Reference Asset B	Reference Asset C	Reference Asset A	Reference Asset B	Reference Asset C	Reference Asset A	Reference Asset B	Reference Asset C
Closing Value on First Observation Date	150.00	98.00	120.00	105.00	85.00	110.00	90.00	105.00	120.00
Closing Value on Second through Fifth Observation Date	N/A	N/A	N/A	Various (all less than its Call Value)	Various (all greater than its Call Value)	Various (all greater than its Call Value)	Various (all less than its Call Value)	Various (all greater than its Call Value)	Various (all greater than its Call Value)
Closing Value on Sixth Observation Date	N/A	N/A	N/A	87.00	95.00	108.00	80.00	115.00	110.00
Closing Value on Seventh through Tenth Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	Various (all less than its Call Value)	Various (all greater than its Call Value)	Various (all greater than its Call Value)
Closing Value on Final Valuation Date (Final Value)	N/A	N/A	N/A	N/A	N/A	N/A	90.00	105.00	95.00
Reference Asset Return	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Call Payment Amount	$1,100.50			$1,351.75			$1,603.00
Payment at Maturity	N/A			N/A			N/A
Total Return per Note	10.050%			35.175%			60.300%

	Notes are Not Automatically Called
	Example 4		Example 5
	Reference Asset A	Reference Asset B	Reference Asset C	Reference Asset A	Reference Asset B	Reference Asset C
Closing Value on First Observation Date	85.00	120.00	110.00	90.00	105.00	110.00
Closing Value on Second Observation Date	75.00	130.00	115.00	85.00	120.00	105.00
Closing Value on Third through Tenth Observation Date	Various (all less than its Call Value)	Various (all greater than its Call Value)	Various (all greater than its Call Value)	Various (all greater than its Call Value)	Various (all greater than its Call Value)	Various (all less than its Call Value)
Closing Value on Final Valuation Date (Final Value)	140.00	80.00	110.00	40.00	105.00	115.00
Reference Asset Return	40.00%	-20.00%	10.00%	-60.00%	5.00%	15.00%
Call Payment Amount	N/A		N/A
Payment at Maturity	$1,000.00		$400.00
Total Return per Note	0.00%		-60.00%

The following examples illustrate the determinations of the Call Payment Amounts and the Payments at Maturity shown in the tables above.

Hypothetical Examples of Amounts Payable Upon an Automatic Call

Example 1: The Closing Value of each Reference Asset on the first Observation Date is equal to or greater than its Call Value.

Because the Closing Value of each Reference Asset on the first Observation Date is equal to or greater than its Call Value, the Notes are automatically called and you will receive the applicable Call Payment Amount of $1,100.50 on the Call Payment Date. The total return per Note is 10.050%.

Example 2: The Closing Value of at least one Reference Asset on the first through the fifth Observation Dates is less than its Call Value, but the Closing Value of each Reference Asset on the sixth Observation Date is equal to or greater than its Call Value.

Because the Closing Value of at least one Reference Asset on the first through the fifth Observation Dates is less than its Call Value, the Notes are not automatically called with respect to such dates.

Because the Closing Value of each Reference Asset on the sixth Observation Date is equal to or greater than its Call Value, the Notes are automatically called and you will receive the applicable Call Payment Amount of $1,351.75 on the Call Payment Date. The total return per Note is 35.175%.

Example 3: The Closing Value of at least one Reference Asset on each Observation Date prior to the Final Valuation Date is less than its Call Value, but the Closing Value of each Reference Asset on the Final Valuation Date is equal to or greater than its Call Value.

Because the Closing Value of at least one Reference Asset on each Observation Date prior to the Final Valuation Date is less than its Call Value, the Notes are not automatically called with respect to such dates.

Because the Closing Value of each Reference Asset on the final Observation Date (which is the Final Valuation Date) is equal to or greater than its Call Value, the Notes are automatically called and you will receive the applicable Call Payment Amount of $1,603.00 on the Call Payment Date (which will be the Maturity Date). The total return per Note is 60.300%.

Hypothetical Examples of Payments at Maturity

Example 4: The Closing Value of at least one Reference Asset on each Observation Date (including the Final Valuation Date) is less than its Call Value and the Final Value of each Reference Asset is equal to or greater than its Barrier Value.

Because the Closing Value of at least one Reference Asset on each Observation Date (including the Final Valuation Date) is less than its Call Value, the Notes are not automatically called.

Because the Final Value of each Reference Asset is equal to or greater than its Barrier Value, you will receive a Payment at Maturity of $1,000.00 per Note.

The total return per Note is 0.00%.

Example 5: The Closing Value of at least one Reference Asset on each Observation Date (including the Final Valuation Date) is less than its Call Value and the Final Value of at least one Reference Asset is less than its Barrier Value.

Because the Closing Value of at least one Reference Asset on each Observation Date (including the Final Valuation Date) is less than its Call Value, the Notes are not automatically called.

Because the Final Value of at least one Reference Asset is less than its Barrier Value, you will receive a Payment at Maturity per Note, calculated as follows:

$1,000 + ($1,000 × Reference Asset Return of Least Performing Reference Asset)

$1,000 + ($1,000 × -60.00%) = $400.00

The total return per Note is -60.00%.

Example 5 above demonstrates that, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose a significant portion or all of the Principal Amount of the Notes. You will not benefit from the Reference Asset Return of any other Reference Asset being higher than that of the Least Performing Reference Asset. You may lose up to 100% of your investment in the Notes.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product supplement, underlier supplement, prospectus supplement and prospectus.

Risks Relating to Return Characteristics

Your investment in the Notes may result in a substantial loss

If the Notes are not automatically called at or prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, you will be fully exposed to the negative performance of the Least Performing Reference Asset. Specifically, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value. You will not benefit from the Reference Asset Return of any other Reference Asset being higher than that of the Least Performing Reference Asset. You may lose up to 100% of your investment in the Notes.

You will earn a positive return only if the Notes are automatically called and such return will be limited

You will earn a positive return only if the Notes are automatically called at or prior to maturity. If the Notes are automatically called, you will receive the applicable Call Payment Amount on the related Call Payment Date. You will not participate in the appreciation of any Reference Asset beyond the return represented by the applicable Call Payment Amount, which may be significant.

In addition, because the Call Payment Amount increases with respect to each Observation Date based on the Call Return Rate, the Call Payment Amount will be higher with respect to later Observation Dates than it will be for earlier Observation Dates. If the Notes are called with respect to an Observation Date prior to the Final Valuation Date, the return on the Notes will be less than it would have been had the Notes been called with respect to a later Observation Date.

The Notes are exposed to the market risk of each Reference Asset

The return on the Notes is not linked to a basket consisting of the Reference Assets but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities, (a) the determination as to whether the Notes are automatically called will be contingent on the performance of each individual Reference Asset on each Observation Date, and (b) if the Notes are not automatically called, the Payment at Maturity will be calculated based solely on the Reference Asset Return of the Least Performing Reference Asset. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance of any other Reference Asset.

The Notes will not be automatically called with respect to an Observation Date if the Closing Value of any Reference Asset on such date is less than its Call Value, even if the Closing Value of each other Reference Asset on such date is equal to or greater than its Call Value. It is therefore more likely that an automatic call will not occur (and, accordingly, that you will not earn a positive return) than would have been the case had the Notes been linked to only one of the Reference Assets or a basket of the Reference Assets.

If the Notes are not automatically called, the Payment at Maturity on your Notes will be based solely on the performance of the Least Performing Reference Asset, as described above. In such a circumstance, you will be fully exposed to the negative performance of the Least Performing Reference Asset, even if any other Reference Asset performs positively or does not decline as much as the Least Performing Reference Asset.

The Call Return Rate, Call Values, Barrier Values and Call Payment Amounts reflect, in part, the volatility of each Reference Asset and greater volatility generally indicates an increased risk of loss at maturity

Volatility is a measure of the frequency and magnitude of the movements of the value of an asset (or level of an index). The terms of the Notes, including the Call Return Rate, Barrier Values and Call Values for each Reference Asset and Call Payment Amounts are based on a number of factors, including the expected volatility of the Reference Assets. The Call Return Rate is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets, calculated as of the time the terms of the Notes are set, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that the Closing Value of that Reference Asset on one or more Observation Dates will be less than its Call Value and, as a consequence, indicates an increased risk of receiving a negative rather than positive return on the Notes. All things being equal, this greater expected volatility will generally be reflected in a higher Call Return Rate, which may indicate an increased risk of loss.

In addition, while the Call Return Rates and Call Payment Amounts are set based on the expected volatility of the Reference Assets at the time the terms of the Notes are determined, the actual volatility of the Reference Assets over the term of the Notes may be significantly higher, and therefore you will face an even greater risk that you will not earn a positive return and that you will instead lose some or all of your principal at maturity.

The return on the Notes may change significantly despite only a small difference in the degree of change of the Final Value of the Least Performing Reference Asset

If the Notes are not automatically called prior to the Final Valuation Date, the return on the Notes may change significantly despite only a small difference in the degree of change of the Least Performing Reference Asset from its Initial Value to its Final Value. For example, if the Final Value of the Least Performing Reference Asset is equal to its Call Value, you would receive a positive return on the Notes corresponding to the Call Payment Amount, whereas a decline of the Least Performing Reference Asset to a Final Value that is only slightly lower than its Call Value would instead result in no positive return on the Notes. The return on an investment in the Notes in these two scenarios is significantly different despite only a small relative difference in the Final Value of the Least Performing Reference Asset.

The amounts payable on the Notes are not linked to the value of the Reference Assets at any time other than on the applicable Observation Dates (including the Final Valuation Date)

The determination of whether the Notes are automatically called (and, accordingly, whether you will earn any positive return on the Notes) will be based solely on the Closing Value of each Reference Asset on each Observation Date (including the Final Valuation Date). Even if the value of a Reference Asset increases at any other time but then declines to a Closing Value on an Observation Date that is less than the applicable Call Value, the Notes will not be called on the related Call Payment Date.

If the Notes are not called on any Observation Date prior to the Final Valuation Date, the Final Value of each Reference Asset will be equal to the Closing Value of such Reference Asset on the Final Valuation Date. The Final Value of the Least Performing Reference Asset may be less than its Call Value and its Barrier Value (and, accordingly, the return on your Notes may be negative) even if the Closing Value of such Reference Asset is equal to or greater than its Call Value or Barrier Value on any other day during the term of the Notes.

The Notes may be automatically called prior to maturity and are subject to reinvestment risk

The Notes will be automatically called if the Closing Value of each Reference Asset on any Observation Date is equal to or greater than its Call Value. Because the Call Values of each Reference Asset are less than its Initial Value, the Notes will be automatically called unless the Closing Value of at least one Reference Asset declines to less than its Call Value on an Observation Date. Accordingly, the term of the Notes may end as early as the first potential Call Payment Date. No additional payments will be made on the Notes after the relevant Call Payment Date. If the Notes are automatically called prior to maturity, the amount that you receive on the Notes may be less than if the Notes had remained outstanding until maturity, and you may not be able to reinvest any amounts received on the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs built into the price of the new notes. The automatic call feature may also adversely impact your ability to sell the Notes and the price at which they may be sold in the secondary market, if any.

The Notes differ from conventional debt instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional interest-bearing senior debt security of the Bank.

Holding the Notes is not the same as holding the Reference Asset Constituent Stocks

Holding the Notes is not the same as holding the Reference Asset Constituent Stocks of any Reference Asset. For example, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of any Reference Asset Constituent Stocks would enjoy.

Risks Relating to Characteristics of the Reference Assets

The Notes are subject to market risk associated with the Reference Assets

The return on the Notes is directly linked to the performance of the Reference Assets and indirectly linked to the performance of their Reference Asset Constituent Stocks. The value of a Reference Asset can rise or fall sharply due to factors specific to its Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions.

Investors should investigate the Reference Assets and the Reference Asset Constituent Stocks as if making a hypothetical direct investment in the Reference Asset Constituent Stocks

Investors should conduct their own diligence of the Reference Assets and Reference Asset Constituent Stocks as an investor would if it were making a hypothetical direct investment in the Reference Asset Constituent Stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Assets or the Reference Asset Constituent Stocks. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Assets or the Reference Asset Constituent Stocks could affect any payment on the Notes. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Assets or the Reference Asset Constituent Stocks.

The Reference Assets reflect price return only and not total return

The return on your Notes is based on the performance of the Reference Assets, each of which reflects the changes in the market prices of its Reference Asset Constituent Stocks. The Reference Assets are not “total return” indices or strategies, which, in addition to reflecting those price returns, would also reflect dividends paid on the applicable Reference Asset Constituent Stocks. The return on your Notes will not include such a total return feature or dividend component.

The Bank cannot control actions by the sponsors of the Reference Assets and those sponsors have no obligation to consider your interests

The Bank and its affiliates are not affiliated with the sponsors of the Reference Assets and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of any Reference Asset. No such sponsor is involved in the Notes offering in any way or has any obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, and return on, your Notes.

The Notes are subject to small-capitalization stock risks

The Notes are subject to risks associated with small-capitalization companies because the RTY is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the RTY may be more volatile than an index in which a greater percentage of its constituents are issued by large capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large capitalization companies and are more susceptible to adverse developments related to their products.

Past performance of the Reference Assets should not be taken as an indication of the future performance of the Reference Assets

The values of the Reference Assets have fluctuated in the past and may in the future experience significant fluctuations. The historical performance of a Reference Asset is not an indication of future performance. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. The performance of the Reference Assets individually or in comparison over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes are set on the Trade Date) will be lower than the Original Issue Price of the Notes

The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes will exceed the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes.

Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.

The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates

The Bank’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes

SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and/or other dealers participating in the offering of the Notes, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Reference Assets over the full term of the Notes, (ii) volatility of the Reference Assets and the market’s perception of future volatility of the Reference Assets, (iii) the correlation among the Reference Assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity and the automatic call feature behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated values of the Reference Assets and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

The Notes lack liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

There are potential conflicts of interest between you and the Calculation Agent

Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the values of the Reference Assets or the value of, and return on, the Notes.

Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes

The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Assets or one or more Reference Asset Constituent Stocks. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets or one or more Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of the Reference Assets or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the value of a Reference Asset and, therefore, the market value of, and return on, the Notes.

The Bank, SCUSA and/or our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the issuers of the Reference Asset Constituent Stocks and the market activities by the Bank, SCUSA and/or our other affiliates for our own account or for our clients could negatively impact investors in the Notes

We, SCUSA and/or our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of one or more Reference Assets and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of one or more Reference Assets and the market for your Notes, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, SCUSA and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, SCUSA and/or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

We, SCUSA and/or our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, SCUSA and/or our other affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any payment upon an automatic call or at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Information Regarding The Reference Assets

Dow Jones Industrial Average®

We have derived all information contained herein regarding the INDU, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (its “sponsor”), and/or its affiliates.

INDU is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies selected at the discretion of an Averages Committee that selects the components as the largest and leading stocks of the sectors that are representative of the U.S. equity market, excluding the transportation and utilities industries. Please see “Indices — The Dow Jones Industrial Average®” in the accompanying underlier supplement for additional information regarding INDU, its sponsor, and our license agreement with respect to INDU. Additional information regarding INDU, including its sectors, sector weightings and top constituents, may be available on its sponsor’s website.

Historical Information

We obtained the information regarding the historical performance of the INDU in the graph below from Bloomberg. The graph below illustrates the performance of the INDU from January 1, 2021 through October 22, 2026.

The historical performance of a Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of a Reference Asset on any Observation Date. We cannot give you assurance that the performance of a Reference Asset will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Dow Jones Industrial Average®

Russell 2000® Index

We have derived all information contained herein regarding the RTY, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE Russell (its “sponsor”), and/or its affiliates.

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. It includes the stocks of approximately 2,000 of the smallest companies that form the Russell 3000® Index, which is comprised of approximately 3,000 of the largest U.S. companies. Please see “Indices — The Russell 2000® Index” in the accompanying underlier supplement for additional information regarding the RTY its sponsor and our license agreement with respect to the RTY. Additional information regarding the RTY, including its sectors, sector weightings and top constituents, may be available on its sponsor’s website.

Historical Information

We obtained the information regarding the historical performance of the RTY in the graph below from Bloomberg. The graph below illustrates the performance of the RTY from January 1, 2021 through October 22, 2026.

The historical performance of a Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of a Reference Asset on any Observation Date. We cannot give you assurance that the performance of a Reference Asset will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Russell 2000® Index

S&P 500® Index

We have derived all information contained herein regarding the SPX, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (its “sponsor”), and/or its affiliates.

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. Please see “Indices—The S&P 500® Index” in the accompanying underlier supplement for additional information regarding the SPX, its sponsor and our license agreement with respect to the SPX. Additional information regarding the SPX, including its sectors, sector weightings and top constituents, may be available on its sponsor’s website.

Historical Information

We obtained the information regarding the historical performance of the SPX in the graph below from Bloomberg. The graph below illustrates the performance of the SPX from January 1, 2021 through October 22, 2026.

The historical performance of a Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of a Reference Asset on any Observation Date. We cannot give you assurance that the performance of a Reference Asset will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the S&P 500® Index

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.

Although uncertain, it is possible that any positive return received with respect to the Call Payment Amount, or proceeds received from the taxable disposition of your Notes prior to the Call Payment Date that could be attributed to the expected positive return received with respect to the Call Payment Amount, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other

“specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of any Reference Asset Constituent Stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition (including cash settlement) of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2029.

Based on the nature of the Reference Assets and our determination that the Notes are not “delta-one” with respect to the Reference Assets or any Reference Asset Constituent Stocks, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Assets, any Reference Asset Constituent Stocks or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Assets, any Reference Asset Constituent Stocks or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Assets, any Reference Asset Constituent Stocks or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the Bank).

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, SCUSA, an affiliate of the Bank, will purchase the Notes from the Bank at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to other registered broker-dealers at the Principal Amount. The Bank may also periodically pay any such third-party dealer a structuring fee per Note in the amount indicated on the cover hereof with respect to some or all of the Notes. We or one of our affiliates will also pay a fee to iCapital Markets LLC, an unaffiliated broker-dealer, for services it is providing in connection with this offering. The costs included in the Original Issue Price will also include fees paid by us or one of our affiliates to one or more other electronic platforms for providing certain other electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

SCUSA and our other affiliates may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA and our other affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and our other affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, SCUSA and our other affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and our other affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.